Exhibit 99.3

SUBJECT: Exciting News from STORE Capital

Dear STORE Capital Customer,

I wanted to personally reach out to make sure you saw the exciting news that we just publicly released announcing that STORE Capital has entered into an agreement to be acquired by two leading real estate investors, GIC and Oak Street, a Division of Blue Owl. You can read more about the transaction in our press release available at www.ir.storecapital.com.

We believe this opportunity is an endorsement of the value that STORE adds to its customers and the markets that we serve. We are very excited about this next phase of our company’s evolution, which we believe will enable us to even better serve our customers and further fund our collective expansion and growth into the future.

GIC and Oak Street each have unparalleled access to capital and other resources that make them ideal partners to join forces with as we look to expand our business and relationships going forward.

While we are excited about the opportunity ahead, today’s announcement is just the first step. We expect the transaction to close in the first quarter of 2023, subject to stockholder approval and other customary closing conditions, and until then we remain a public company.

Importantly, our commitment to you is stronger than ever. Until the closing of the transaction, it will be business as usual for STORE. We look forward to continuing to serve your financing needs and building and expanding upon our relationship.

Thank you for continuing to put your trust in us!

Signed,

Mary Fedewa

President and Chief Executive Officer

STORE Capital Corporation